                                                                     EXHIBIT 6.7

                          EXCLUSIVE LICENSE AGREEMENT

  THIS AGREEMENT ("the Agreement") is effective as of the 15th day of May 1998
                            (the "Effective Date"),

                                   BETWEEN:

SIMON FRASER UNIVERSITY, a university duly continued under the University Act of
 British Columbia with its principal offices at 8888 University Drive, Burnaby,
                       British Columbia, Canada V5A IS6

                               ("Licensor") AND:

DCH TECHNOLOGY, INC., a California (USA) corporation, with its principal office at 14241 Ventura Blvd., Suite 208, Herman Oaks, California, U.S.A. 91423

                                 ("Licensee")

WITNESSETH THAT WHEREAS,

A. Licensor has applied for certain Patent Rights (as later defined herein) relating to an invention called the "Universal Gas Sensor" created by Dr. Bijan Miremadi, as further described in Schedule A hereto, and has the right to grant licenses under said Patent Rights;

B. Licensor desires to have the Patent Rights developed and commercialized to benefit the public and is willing to grant a license thereunder;

C. Licensor and Licensee have entered into an Option Agreement dated March 31, 1998, under which Licensee paid a fee of [*] for an option to exclusively license the Patent Rights;

D. Licensee has represented to Licensor, to induce Licensor to enter into this Agreement, that Licensee shall commit itself to a thorough, vigorous, and diligent program of exploiting the Patent Rights and exercising good business judgment, so that public utilization shall result therefrom; and

E. Licensee desires to obtain a license to the Patent Rights on the terms and conditions hereinafter set forth, and contribute funds to Licensor to support further research and development pursuant to the Patent Rights.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

SECTION I - DEFINITIONS AND TERMS

For the purposes of this Agreement, the following words and phrases shall have the following meanings.


[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

1.1 Agreement Term shall mean the period from the Effective Date hereof, until the end of the term for which the Patent Rights are granted, unless this Agreement shall be sooner terminated according to the terms hereof.

1.2  Field of Use shall mean any use.

1.3 Know-How shall mean all present and future technical and other information and specifications relating to the development, implementation and use of the technology pursuant to the Patent Rights, whether conveyed orally or in writing, including without limitation any and all technical data encompassed by the Patent Rights;

1.4  Licensed Product shall mean any product or part thereof which:

(a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights; or

(b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

1.5 Net Sales shall mean Licensee's and its sublicensees' billings for Licensed Products produced hereunder less the sum of the following:

(a)  discounts allowed in amounts customary in the trade- .1

(b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)  outbound transportation prepaid or allowed; and

(d)  amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed out or invoiced.

1.6 Patent Rights shall mean all of the following Licensor intellectual property:

(a) the United States provisional and/or non-provisional patent applications listed in Schedule A;

(b) patents issued from the United States applications listed in Schedule A and from divisionals and continuations of these applications;

(c) claims of continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the applications listed in Schedule A;

(d) claims of Canadian or foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b) or (c) above;

(e)  any reissues of United States patents described in (a), (b) or (c) above;
and

1.7  Territory shall be defined as the World.

SECTION 2 - GRANT OF LICENSE

2.1 Licensor hereby grants to Licensee the exclusive right and license in the Territory for the Field of Use to practice under the Patent Rights and Know-How, and to the extent not prohibited by other patents, to make, have made, use, maintain, execute, copy, market, lease and sell Licensed Products during the Agreement Term.

2.2 Licensor shall retain ownership of the Patent Rights and all other rights in and to the Patent Rights and reserves the right to practice under the Patent Rights for research, educational and other non-commercial purposes.

2.3 Each party and its respective employees shall have the right to publish material about research relating to the Patent Rights.

2.4 Licensee shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder " provided, however, that Licensee shall not assign, transfer, sublicense, mortgage, charge, or otherwise dispose of any of the rights granted to it under this Agreement without the prior written consent of the Licensor, such consent not to be unreasonably withheld.

2.5 Licensee agrees that any sublicenses granted by it shall provide that the obligations to Licensor of Sections 2, 5, 7, 8, 10, 13, 14 and 16 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Sections to sublicense agreements.

2.6 Licensee agrees to forward to Licensor a copy of any and all sublicense agreements promptly upon execution by the parties.

2.7 The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not specifically set forth in Schedule A hereof.

SECTION 3 - ROYALTIES I COMPENSATION

3.1 In consideration for the rights, privileges and license granted hereunder, Licensee shall pay to Licensor royalties in an amount equal to:

(a) [*] of Net Sales of the Licensed Products used, leased or sold by and/or for Licensee and/or its sublicensees in Territory; and

(b) [*] of any additional payments, including but not limited to, sublicense issue fees, received from sublicensees in consideration for the sublicense.

3.2 Licensee shall pay to Licensor a development grant of [*] to support the performance of the work described in Schedule B hereto and the delivery of a report on the results of the work. The work shall be undertaken by Western Pacific Research Corporation on behalf of Licensor. The grant shall be paid according the following schedule:

(a) [*] on or before execution of this Agreement; and (b) [*] on or before August 15, 1998.

3.3 All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by Licensee.


[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

3.4 Royalty payments shall be paid in United States dollars to the Licensor at its address designated at subsection 15.1 of this Agreement, or at such other place as Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Bank of Canada on the last business day of the reporting period to which such royalty payments relate.

SECTION 4 - DUE DILIGENCE

4.1 Licensee shall use its best efforts and good business judgment to bring Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for one or more Licensed Products throughout the life of this Agreement.

4.2 Licensee's failure to perform in accordance with Paragraph 4.1 above, over a period of three (3) years from the Effective Date, shall be grounds for Licensor to terminate this Agreement pursuant to Paragraph 14.3 hereof, and in case of such termination the parties shall use their best efforts to negotiate a new non-exclusive license agreement with similar terms and conditions as are contained herein.

SECTION 5 - REPORTS AND RECORDS

5.1 Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor hereunder. Said books of account shall be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be open during normal working hours for five (5) years following the end of the fiscal year to which they pertain, to the inspection of Licensor or its agents for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to Licensor's detriment, Licensee agrees to pay the full cost of such inspection.

5.2 Within sixty (60) days after March 31 of each year, Licensee shall deliver to Licensor true and accurate reports, giving such particulars of the business conducted by Licensee and its sublicensees during the preceding twelve-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

(a) number of Licensed Products manufactured and sold by Licensee and all sublicensees in Territory;

(b) total billings for Licensed Products sold by Licensee and all sublicensees;

(c)  deductions applicable as provided in Paragraph 1.5;

(d)  royalties due on additional payments from sublicensees under Paragraph
3.1(b);

(e)  total royalties due; and

(f)  names and addresses of all sublicensees of Licensee.

5.3 With each such report submitted, Licensee shall pay to Licensor the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

5.4  The royalty payments set forth in this Agreement and amounts due under
Section 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Bank of Canada on the due date. The payment of such interest shall not foreclose Licensor from exercising any other rights it may have as a consequence of the lateness of any payment.

SECTION 6 - PATENT PROSECUTION

6.1 Licensor shall apply for, prosecute and seek prompt issuance of the United States non-provisional patent application listed in Schedule A.

6.2 The costs of filing, prosecution, and issuance of Patent Rights pursuant to the United States non-provisional patent application listed in Schedule A shall be the responsibility of Licensor.

6.3 Payment of all fees and costs relating to the maintenance of Patent Rights pursuant to the United States non-provisional patent application listed in Schedule A shall be the responsibility of Licensee.

6.4 Payment of all fees and costs relating to the filing, prosecution, issuance and maintenance of additional patents which fall under Patent Rights shall be the responsibility of Licensee.

SECTION 7 - INFRINGEMENT

7.1 Licensee or Licensor shall promptly inform the other in writing of any patent infringement by a third party and provide available evidence of infringement.

7.2 During the Agreement Term, Licensor shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Licensee hereby agrees that Licensor may include Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by Licensor shall be borne by Licensor and Licensor shall keep any recovery or damages for past infringement derived therefrom.

7.3 If within six (6) months after having been notified of any alleged infringement, Licensor shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought an infringement action, or if Licensor shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensee may.. for such purposes, use the name of Licensor as party plaintiff; provided 'however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Licensor, which consent shall not unreasonably be withheld. Licensee shall indemnify Licensor against any order for costs that may be made against Licensor in such proceedings.

7.4 Any recovery of damages from any suit shall be retained by the party who funded and prosecuted at its expense the infringement of the Patent Rights pursuant to 7.2 or 7.3 herein.

7.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee, Licensor, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

7.6 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.7 Licensee, during the period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patent Rights. Any up-front fees as part of such a sublicense shall be shared equally between Licensee and Licensor; other royalties shall be treated per Section 3.

SECTION 8 - INDEMNIFICATION AND INSURANCE

8.1 Licensee shall at all times during the Agreement Term and thereafter, indemnify, defend and hold Licensor, its trustees, directors, officers, employees and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the exercise by Licensee of any of its rights under the license, and/or out of the death of or injury to any person or persons or out of any damage to property resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s), or arising from any obligation of Licensee hereunder.

8.2 Prior to execution of the first sublicense agreement or transfer in any way of all or any part of the Licensed Product, the Licensee will give notice to the Licensor of the terms and amount of the public liability, infringement and product liability insurance which the Licensee has placed in respect of the Licensed Product, which in no case shall be less comprehensive or lesser in amount than the insurance which a reasonable and prudent business person carrying on a similar type of business would acquire.

8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY

LICENSOR THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL LICENSOR, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

SECTION 9 -FORCE MAJEURE

9.1 Neither party shall be held liable for failure to fulfill its obligations hereunder due to a natural calamity, act of government, or similar cause beyond the control of such party.

SECTION 10 - NON-USE OF NAMES

10.1 Licensee shall not use the names or trademarks of Simon Fraser University, nor any adaptation thereof, nor the names of any of its employees, in any advertising, promotional or sales literature without prior written consent obtained from an authorized representative of Licensor, in each case, except that Licensee may state that it is licensed by Licensor under one or more of the patents and/or applications comprising the Patent Rights.

SECTION 11 - PUBLICATION AND CONFIDENTIALITY

11.1 For the purpose of this Agreement, each party will have the right to disclose or publish material about the Patent Rights following the filing of a United States patent application by Licensor.

11.2 Licensor agrees to maintain in confidence all proprietary and market information provided by Licensee unless written permission is obtained from Licensee or such information becomes part of the public domain without breach of this Agreement.

SECTION 12 - ASSIGNMENT

12.1 This Agreement is not assignable by Licensee and any attempt to do so shall be void, unless Licensee has obtained the prior written consent of an authorized representative of Licensor.

12.2 This Agreement may be assigned by Licensor.

SECTION 13 - DISPUTE RESOLUTION

13.1 It is the intention of the parties to settle any dispute relating to this Agreement among themselves, but if at any time during the term of this Agreement, or after its termination, any dispute arises between the parties respecting any matter which they cannot settle among themselves, then the dispute will be settled by a single arbitrator appointed by agreement between both parties, under the provisions of the Commercial Arbitration Act (British Columbia) and the rules of the British Columbia International Commercial Arbitration Centre, as from time to time amended or substituted. If the parties cannot agree on an arbitrator within 10 days after referral of a matter to arbitration, then the single arbitrator shall be appointed by the British Columbia International Commercial Arbitration Centre. The decision of the arbitrator will be final and binding on the parties. The costs of the arbitration will be apportioned between the parties, or against any one or more of the parties, as the arbitrator may decide.

13.2 Notwithstanding the foregoing, nothing in this Section shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

SECTION 14 - TERMINATION

14.1 Licensee shall immediately notify Licensor if Licensee shall cease to carry on its business, or goes into or is threatened with bankruptcy. On the occurrence of any of these events, Licensor shall be entitled to terminate this Agreement by giving five (5) days written notice to Licensee.

14.2 Should Licensee fail to make any payment whatsoever due and payable to Licensor hereunder, Licensor shall have the right to terminate this Agreement effective on thirty (30) days notice, unless Licensee shall make all such payments to Licensor within said thirty (30) day period.

14.3 Upon any material breach or default of this Agreement by Licensee (including, but not limited to, breach or default under Paragraph 4.2), other than those occurrences set out in Paragraphs 14.1 and 14.2 herein above, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 14.3, Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days notice to Licensee. Such termination shall become automatically effective unless Licensee shall have cured any such material breach or default prior to the expiration of the ninety (90) day period.

14.4 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Sections 1, 8, 10, 14.5, and 16 shall survive any such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall make the payments to Licensor as required by Section 3 of this Agreement and shall submit the reports required by Section 5 hereof.

14.5 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from Licensor. Licensor agrees to negotiate such licenses in good faith under reasonable terms and conditions.

SECTION 15 - PAYMENTS. NOTICES AND OTHER COMMUNICATIONS

15.1 Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below, or if sent by fax on the day after the date the communication was sent:

In the case of Licensor:

Director
University/Industry Liaison Office
2100 North Strand Hall
8888 University Drive
Burnaby, British Columbia, Canada V5A IS6

Fax No. (604) 291-3477

In the case of Licensee:

President
DCH Technology, Inc
27811 Avenue Hopkins, Suite #6
Valencia, CA 91355

Fax No. (818) 385-0849

SECTION 16 - MISCELLANEOUS PROVISIONS

16.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Province of British Columbia, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

16.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

16.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.5 Nothing contained herein shall be deemed to create between the parties a partnership or joint venture. Except as provided specifically herein, neither party shall have the authority to act on behalf of the other party, or to commit the other party in any manner or cause whatsoever or to use the other party's name in any way. Neither party shall be liable for any act, omission, representation, obligation, or debt of the other party, even if informed of such act, omission, representation, obligation, or debt.

16.6 Subject to the limitations expressed herein, this Agreement shall enure to the benefit and be binding upon the parties and their respective successors.

IN WITNESS WHEREOF the parties have duly executed this Agreement on the day and year set forth below.

SIMON FRASER UNIVERSITY                      DCH TECHNOLOGY INC.

By /s/ M. VOUCER                             By /s/ W. L. FIRESTONE

Name  M. Voucer                              Name  William L. Firestone

Title Director, UILO                         Title  President

Date 98 05 27                                Date  7/28/98


SCHEDULE A

Universal Gas Sensor: Patent Application Filed

Non-provisional United States patent application entitled A Universal Gas Sensor for the Selective Detection of Toxic Chemicals and Combustable Gases filed March 27, 1998. Inventor: Bijan Miremadi.

Priority claimed by United States Provisional Application 60/041,653 of the same title filed March 27,1997.


SCHEDULE B Grant Work Plan
[*]

[*] Four pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.